Exhibit 10.37

FORM OF GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of November 30, 2017, is made by and between Scott J. Charles (the “Executive”) and POZEN, Inc. (together with its parent company, Aralez Pharmaceuticals Inc., and their respective successors and assigns, the “Company”).

WHEREAS, POZEN, Inc. and Executive are parties to that certain Employment Agreement, dated as of July 27, 2015 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.          Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to:  (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release.  The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which

Executive Releasers may claim existed with Employer Releasees.  This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.  Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of:  (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement, including without limitation, the indemnification rights set forth in Section 8 of the Employment Agreement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance and other benefits under the Employment Agreement; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (v) any rights of Executive under the Employment Agreement with respect to the gross-up protections set forth in Section 7 of the Employment Agreement, (vi) any rights of Executive under the Employment Agreement with respect to non-disparagement set forth in Section 11 of the Employment Agreement; (vii) any equity rights; or (viii) this General Release or any of its terms or conditions.

2.          Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies.  Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf.  Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency or any court.

3.          Executive agrees never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release.  If Executive violates this General Release by suing an Employer Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Employer Releasee so sued for such Employer Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.  Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4.          The Employer Releasees do hereby release, waive, and forever discharge Executive, Executive’s heirs, personal representatives and assigns, and any and all other persons or entities that are now or may become liable to any Employer Releasee due to Executive’s act or omission (all of whom are collectively referred to as “Executive Releasees”), from, and do fully waive any obligations of Executive Releasees to Employer Releasees for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, that the Employer Releasees, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date of execution of this General Release.

5.          Each party agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

6.          Each party acknowledges and recites that he or it has:

(a)         executed this General Release knowingly and voluntarily;

(b)         had a reasonable opportunity to consider this General Release;

(c)         read and understands this General Release in its entirety;

(d)         been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice such party wishes with respect to the terms of this General Release before executing it; and

(e)         relied solely on such party’s own judgment, belief and knowledge, and such advice as such party may have received from such party’s legal counsel.

7.          Section 14 of the Employment Agreement, which shall survive the expiration of the Employment Agreement for this purpose, shall apply to any dispute with regard to this release.

8.          Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release; and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.  Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 12 of the Employment Agreement.

9.          Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

10.        This General Release may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.  Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

ARALEZ PHARMACEUTICALS INC.:

By:	/s/ Adrian Adams Dec 15, 2017
Name:	Adrian Adams
Title:	Chief Executive Officer

POZEN, Inc.

By:	/s/ Eric L. Trachtenberg 12/12/17
Name:	Eric L. Trachtenberg
Title:	Corporate Secretary

EXECUTIVE:

/s/ Scott J. Charles
Name:	Scott J. Charles
Address:	152 South Glen Road Kinnelon, NJ 07405

12/12/17